Exhibit 10.2
AMENDMENT NUMBER 2 TO AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDMENT NUMBER 2 TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of May 31, 2008, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and Gordon R. Kanofsky (the “Executive”).
     WHEREAS, the Company and the Executive are parties to an Amended and Restated Executive Employment Agreement, dated as of March 11, 2002, as amended by Amendment to Executive Employment Agreement dated as of August 16, 2002 (as so amended, the “Agreement”); and
     WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects as more particularly set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Executive agree as follows:
     1. Amendment to Section 2.3. Section 2.3 of the Agreement is hereby amended by deleting the first three sentences thereof and replacing them with the following:
“During the Term of Employment, the Executive shall be employed as Vice Chairman of the Board and Chief Executive Officer of the Company with such responsibilities as the Board may direct from time to time. The Executive shall be appointed by the Board as a corporate executive officer of the Company at all times during the Term of Employment. The Executive will report directly to the Board.”
     2. Amendment to Section 3.1. Section 3.1 of the Agreement is hereby amended, effective as of the date hereof, by deleting the words “Three Hundred and Fifty Thousand Dollars and 00/100 ($350,000)” and replacing them with “Seven Hundred and Fifty Thousand Dollars ($750,000)”.
     3. Amendment to Section 3.2. Effective for the year ending December 31, 2008 and each fiscal year thereafter, Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:
“3.2 Annual Bonus. The Executive will be eligible to receive a discretionary bonus for each fiscal year of the Company at a target level of one hundred percent (100%) of the Executive’s weighted average Base Salary for such fiscal year (“Annual Bonus”). The actual Annual Bonus awarded will range from zero to two hundred percent (200%) of the Executive’s weighted average Base Salary and will depend upon the Company’s financial performance, the Executive’s merit performance and such other factors as the Compensation Committee of the Board may determine.”
     4. Supplemental 2008 Annual Bonus. In addition to the annual bonus for the year ending December 31, 2008 to which the Executive is currently entitled under the terms of the Company’s Performance-Based Annual Bonus Plan, the Executive shall be entitled to an additional discretionary bonus for the year ending December 31, 2008 in an amount such that, when combined with the annual bonus, if any, the Executive earns under the terms of the Company’s Performance-Based Annual Bonus Plan as in existence prior to the date hereof, the Executive’s total bonus payments for such year equal the amount the Executive would have received under the Company’s Performance-Based Annual Bonus Plan for the year had the Executive’s target annual bonus at the beginning of the year equaled 100% of his weighted average Base Salary for the year.
     5. Additional Equity Compensation Awards. The Executive will be granted a number of non-qualified stock options and restricted stock units during the Company’s next annual equity compensation award cycle. The number of shares subject to these awards will be determined pursuant to the Company’s equity compensation award program; provided, however, that the Executive’s equity compensation award allocation for such grant cycle shall be based upon 200% of the Executive’s then-current Base Salary and shall reflect an “A” performance grade. If approved by the Compensation Committee, these options and restricted stock units will be made subject to the Company’s standard terms and conditions for senior executives and be evidenced by separate award agreements, the terms of which will exclusively govern the awards. In addition to the above-described equity awards, commencing in 2009, the Executive will be eligible to receive annual equity awards based on his position, salary level, performance bonus grade and other factors in accordance with and subject to the terms of the Company’s equity compensation program as in effect from time to time.
     6. Moving Expenses. If, during the Term of Employment, the Executive permanently relocates his primary personal residence to the Las Vegas, Nevada area, the Company will reimburse the Executive for all reasonable moving expenses from the Executive’s then-current home to the Las Vegas area in accordance with Company policies. All such expense reimbursements shall be paid to the Executive no later than the end of the calendar year following the calendar year in which the expense is incurred.
     7. Home Sale Commissions. If, during the Term of Employment, the Executive permanently relocates his primary personal residence to the Las Vegas area and sells his then-current primary personal residence, the Company will reimburse the Executive for 50% of the sales commissions that the Executive is required to pay to a licensed real estate broker in connection with the sale of the Executive’s then-current primary personal residence, up to a maximum of 3.0% of the total sale price of the Executive’s then-current primary personal residence.
     8. Bank Points upon Purchase of New Home. If, during the Term of Employment, the Executive permanently relocates his primary personal residence to the

Las Vegas area, the Company will reimburse the Executive for 50% of the bank “points” that the Executive pays to obtain a new mortgage loan in connection with the purchase of a new home in the Las Vegas area; provided, however, that the Company will only reimburse the Executive up to a total of 1.0% of the total amount of the loan.
     9. New Section 25. The following new Section 25 is hereby added to the Agreement with the existing Sections 25, 26 and 27 renumbered to Sections 26, 27 and 28, respectively:
     “25 SECTION 409A COMPLIANCE
     25.1 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section 25 or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25.1 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     25.2 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.”
     10. Confirmation. Except as amended pursuant to this Amendment, the terms of the Agreement shall continue in full force and effect.
[signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERISTAR CASINOS, INC.		EXECUTIVE:

By:	/s/ Peter C. Walsh	/s/ Gordon R. Kanofsky

Name:	Peter C. Walsh	GORDON R. KANOFSKY
Title:	Senior Vice President and
General Counsel

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